Delisting Determination, The Nasdaq Stock Market, LLC, January 15, 2008, Coherent, Inc.. The Nasdaq Stock Market, LLC (the Exchange) has determined to remove from listing the common stock of Coherent, Inc. (the Company), effective at the open of business on January 25, 2008. Based on a review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange as it failed to comply with Marketplace Rule 4310(c)(14). The Company was notified of the Staffs determination on December 19, 2006. The Staff provided notice of subsequent filing delinquencies to the Company on February 13, 2007, May 14, 2007,
August 13, 2007, and December 4, 2007, noting that these deficiencies in complying with Marketplace Rule 4310(c)(14) each served as an additional basis for delisting the Companys securities. The Company requested a review of the Staffs determination before the Listing Qualifications Hearings Panel. Upon review of the information provided by the Company, the Panel exercised its discretionary authority to continue the Companys listing, conditioned upon the Company demonstrating compliance with Marketplace Rule 4310(c)(14) by June 18, 2007. The Panel notified the Company on April 3, 2006, that failure to regain compliance by June 18, 2007 would result in delisting. On May 18, 2007,the Nasdaq Listing and Hearing Review Council (the Council) called the Panel decision for review and stayed any decision to delist the Companys securities. On October 1, 2007, Staff informed the Company that it was deficient in Marketplace Rules 4350(e) and (g) for failing to solicit proxies and hold an annual meeting no later than one year of the Companys fiscal year end. After considering the written record in this matter, the Council notified the Company on October 5, 2007 that it was exercising its discretionary authority to continue the Companys listing until December 4, 2007, subject to a demonstration of compliance with Rule 4310(c)(14) by that date. On
November 30, 2007, the Nasdaq Board of Directors (the Board) called for review the Council decision, stayed any decision to delist the Companys securities, and exercised its discretionary authority to continue the Companys listing until December 17, 2007. The Company was notified of the Boards decision on November 30, 2007. On December 18, 2007,the Securities and Exchange Commission denied the Companys request for a stay of delisting. Staffs determination to delist the Companys securities became final on December 18, 2007 and the Companys securities were suspended from trading on the Exchange at the open of business on December 19, 2007.